                                                                    Exhibit 10.1

NOTE:   Certain portions of this Collaborative Discovery and Lead Optimization
Agreement and its appendix, which are identified by the symbol "[*          *]",
have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                       COLLABORATIVE DISCOVERY AND
             LEAD OPTIMIZATION AGREEMENT REGARDING [*           *]

     This Collaborative Discovery and Lead Optimization Agreement (the "Agreement") is made and effective as of August 12, 2002 (the "Effective Date"), by and between 3-Dimensional Pharmaceuticals, Inc., a corporation having its principal place of business at Three Lower Makefield Corporate Center, 1020 Stony Hill Road, Suite 300, Yardley, PA 19067, U.S.A. ("3DP"), and Bristol-Myers Squibb Company, a Delaware corporation having its principal place of business at Route 206 & Province Line Road, P.O. Box 4000, Princeton, New Jersey 08543 ("BMS"). 3DP and BMS may be referred to herein as a "Party" or, collectively, as the "Parties."

     WHEREAS, 3DP is engaged in discovery research for a variety of biologically active compounds and the development of technologies to facilitate such research, and 3DP has patented systems for generating chemical compounds having desired pharmaceutical properties;

     WHEREAS, BMS is engaged in research and development of human therapeutic products;

     WHEREAS, 3DP and BMS have been engaged in a research and development collaboration to identify and develop compounds active against certain targets pursuant to the DiscoverWorks(TM) Drug Discovery Collaboration Agreement entered into by and between the Parties as of July 7, 2000, as amended (the "Existing Discovery Collaboration Agreement").

     WHEREAS, 3DP and BMS desire to enter into a research and development collaboration to optimize qualified lead compounds that Directly Modulate human
[*             *] and that are suitable for commercial development by BMS;

     WHEREAS, 3DP and BMS desire to allocate and, from time to time, to reallocate FTEs between the research program under the Existing Discovery Collaboration Agreement (the "Existing Discovery Program") and the Research Program under this Agreement.

     NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

Article 1.  DEFINITIONS

     The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

     1.1 "Active Compound" means a Research Compound or a Derivative Compound that has been selected by BMS for preclinical development.

     1.2 "Affiliate" means (i) any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by 3DP or BMS; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of 3DP or BMS.

     1.3 "Agreement" means the present agreement including its Appendices.

     1.4 "Confidential Information" means all information that has or could have commercial value or other utility in a Party's business, or the unauthorized disclosure of which could be detrimental to the Party's interests, including without limitation research, technical, clinical development, manufacturing, marketing, financial, personnel and other business information and plans, proprietary information, inventions, know-how, data, and biological and other materials; which relate to the Research Program or BMS's research activities in the Field. "Confidential Information" shall also include without limitation Research Compounds, Derivative Compounds, Qualified Lead Compounds, Active Compounds, Licensed Products, and any research results and data associated with any of the foregoing (including without limitation structure/activity data).

     1.5 "Combination Product" means a Licensed Product which includes one or more active ingredients other than Active Compounds.

     1.6 "Derivative Compound" means any compound other than a Research Compound, but which Directly Modulates the Target, the making, using or selling of which is covered by a Valid Claim of a Research Program Patent and which is first synthesized by either Party during the 3 year period that immediately follows the expiration or termination of the Research Program.

     1.7 "DirectedDiversity(R) Chemical Library" means a computer-generated library of compounds containing integrated structure-activity and synthesis data.

     1.8 "Directly Modulates" means that a compound (i) has an [*             *]
for the Target of [*             *] or less; and (ii) for which the demonstrated
mechanism of action for the compound's intended therapeutic, prophylactic or diagnostic effect is binding to and thereby modulating the activity of the Target, as determined by an assessment of available data by the JSMC.

     1.9 "Effective Date" means the effective date of this Agreement as set forth above.

     1.10 "Field" means all therapeutic, prophylactic and diagnostic uses of compounds that Directly Modulate the Target, including but not limited to the therapeutic, prophylactic or diagnostic indications identified in the Research Plan approved by the JSMC.

     1.11 "First Commercial Sale" shall mean, with respect to a given Licensed Product, the first sale for use or consumption by the public of such Licensed Product in a country after all required approvals, including regulatory, marketing and pricing approvals, have been granted by the applicable governmental drug regulatory agency of such country.

     1.12 "FTE" means a full time equivalent scientist (i.e., one full-time or multiple part-time scientists aggregating to one full-time scientist) employed by 3DP and assigned to work on the Research Program with such time and effort to constitute one scientist working on the Research Program on a full time basis consistent with normal business and scientific practice (at least 40 hours per week of dedicated effort; on an annual basis, at least 40 hours per week of dedicated effort for at least 48 weeks per year). In no event, does an FTE include a subcontractor.

     1.13 "Hit" shall have the meaning assigned to such term in Section 2(a) of Appendix A.

     1.14 "Joint Steering and Management Committee" or "JSMC" shall have the meaning set forth in the Existing Discovery Collaboration Agreement, as such has expressly been amended by Article 3 of this Agreement.

     1.15 "Licensed Derivative Product" means any commercial product that is not a Licensed Research Product and that contains one or more Derivative Compounds as active ingredients.

     1.16 "Licensed Product" means Licensed Derivative Product and Licensed Research Product.

     1.17 "Licensed Research Product" means any commercial product containing one or more Research Compounds as active ingredients, including without limitation such product that also contains one or more Derivative Compounds as active ingredients in combination with such Research Compounds.

     1.18 "NDA" means an application for the final approval required for authorization for marketing of a Licensed Product in a given country (including applicable regulatory, marketing and pricing approval) in accordance with the applicable laws and regulations of a given country. In the U.S., NDA means a New Drug Application or its equivalent in the Food and Drug Administration or successor agency.

     1.19 "Net Sales" means the aggregate gross invoiced sales price of Licensed Product sold in the Territory by BMS, its Affiliates and any licensees or sublicensees, to an independent Third Party, including but not limited to distributors, in bona fide, arms-length transactions, after deduction of the following items (to the extent actually incurred or reasonably estimated and accrued and to the extent not already deducted in the amount invoiced): (i) customary trade, quantity and cash discounts, wholesaler-charge backs, or rebates (including without limitation rebates to governmental agencies); (ii) customary credits or allowances for rejection or return of previously sold Licensed Products; (iii) any direct tax, duties, surcharges or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; (iv) retroactive price reductions; and (iv) any charge for freight or insurance if separately stated.

     The disposition of Licensed Products in reasonable quantities by BMS, its Affiliates or licensees as part of a compassionate use program, indigent care program, as bona fide samples, or as donations to non-profit institutions or government agencies for non-commercial purposes and for which BMS receives no consideration shall be excluded from Net Sales and no royalties shall be due in connection with any such disposition.

     In the circumstance where all the active ingredients of a Combination Product are also sold separately and in identical strengths to those contained in the Combination Product, then the following shall apply:

     Net Sales shall be calculated as set forth above on the basis of the gross invoice price of a Licensed Product containing the same weight of Active Compound sold independently ( A ) divided by the sum of the gross invoice price of each of the active ingredients contained in the Combination Product sold independently ( B + A ), multiplied by the gross invoice price of the Combination Product, as shown by the following formula:

     Net Sales =   ( A )     x  (gross invoice price of the Combination Product)
                 ---------
                 ( B + A )

     In the event the Active Compound and/or any of the other active ingredients of a Combination Product are not sold separately in identical strengths to those contained in the Combination Product, then the Parties agree to negotiate in good faith the calculation of Net Sales with regard to such Combination Product based upon the relative value of the active ingredients as determined by the Parties hereto in good faith.

     1.20 "Patents" means all U. S. patent applications or issued patents, including without limitation provisionals, divisionals, continuations, continuations-in-part, reissues and extensions derived therefrom, such as patent term restorations, supplementary protection certificates, etc., as well as all foreign patents and foreign patent counterparts to the foregoing.

     1.21 "Qualified Lead Compound" means a Research Compound or a Derivative Compound that satisfies the criteria established by the JSMC from time to time, which initially shall be the criteria set forth in Section 2(b) of Appendix A.

     1.22 "Research Compound" means any compound (a) that is conceived or synthesized by 3DP during the conduct of the Research Program and that Directly Modulates the Target; (b) that is conceived or synthesized by 3DP in the conduct of research activities outside the Field and which is found to Directly Modulate the Target through 3DP's counterscreening activities against the Target undertaken during the term of the Research Program, that, at 3DP's sole discretion, becomes incorporated into the conduct of the Research Program; (c) that is conceived or synthesized by BMS in the conduct of BMS's research activities in the Field prior to the Effective Date or during the term of the Research Program, and that Directly Modulates the Target; (d) that is conceived or synthesized by BMS in the conduct of research activities outside the Field and which is found to Directly Modulate the Target through BMS's counterscreening activities against the Target undertaken prior to the Effective Date or during the term of the Research Program, that, at BMS's sole discretion, becomes incorporated into BMS's research activities in the Field or into the conduct of the Research Program; or (e) that Directly Modulates the Target and is first synthesized by either Party during the term of or within one year after the expiration or termination of the Research Program, and which is derived through iterative rational drug design based upon the biological activity of a Research Compound with respect to the Target.

     1.23 "Research Plan" means the detailed description of the research and development activities of the Parties for the Target in the performance of the Research Program. The Research Plan shall be prepared by the JSMC and shall be updated in writing as changes are made to the Research Plan.

     1.24 "Research Program" means the collaborative optimization activities of the Parties, as described in Article 2, that are intended to lead to the development of small molecule Qualified Lead Compounds and Active Compounds that have an agreed upon level of activity, Directly Modulate the Target and are suitable for commercial development by BMS.

     1.25 "Research Program Patents" shall mean those Patents that claim discoveries or inventions that are conceived by either Party in the conduct of the Research Program and reduced to practice during either the term of this Agreement or a period of one-year following the expiration or termination of the Research Program, regardless of their ownership.

     1.26 "Target" means [*                            *], whether discovered as
of the Effective Date orat any time during the term of the Research Program or three years thereafter.

     1.27 "Territory" means the entire world.

     1.28 "Third Party" means an individual, corporation or other entity other than the Parties and their Affiliates.

     1.29 "3DP DirectedDiversity(R)Technology" means 3DP Patents and proprietary know-how that relate to generating and utilizing a DirectedDiversity(R)Chemical Library, including but not limited to U.S. Patent Nos. 5,463,564; 5,574,656; and 5,684,711, 5,901,069; 6,421,612; and 6,295,514.

     1.30 "3DP Patents" means any Patents owned or controlled by 3DP by assignment, license or otherwise, which 3DP has the right to license or sublicense to BMS, other than Research Program Patents.

         1.31 "Valid Claim" means a claim of a Patent that has not lapsed or become abandoned or been declared invalid or unenforceable by a court or agency of competent jurisdiction from which no appeal can be or has been taken.

     Article 2.  RESEARCH PROGRAM

     2.1 General Project Description. The Parties contemplate that the Research Program will include the following steps and activities:

     (a). BMS will furnish to 3DP the structure and activity data on compounds developed or discovered by BMS prior to the Effective Date or during the course of the Research Program that are to be tested against the Target, including both compounds that are active against the Target, including without limitation Hits, Research Compounds and Qualified Lead Compounds, and compounds that are inactive against the Target.

     (b). 3DP will perform lead optimization studies on Qualified Lead Compounds with the objective of generating compounds which will be selected as Active Compounds by BMS. 3DP will also carry out initial testing of compounds in the primary biochemical assay as well as any secondary assays, as determined by the JSMC.

     (c). 3DP will supply to BMS between [*             *] of each Qualified
          Lead Compound in a manner to be determined by the JSMC for additional in vitro testing at BMS as defined by the JSMC. These compounds will
          meet a minimum purity of [*                      *] of the compounds
          provided. Upon a reasonable request of BMS and approval by the JSMC, 3DP will provide additional quality control for individual compounds as well as larger quantities of specific compounds for in vivo evaluation, including, without limitation, with respect to Active Compounds.

     (d). 3DP will carry out protein expression and subsequent structural studies with the Target (along with bound ligand as appropriate) as defined by the JSMC.

     (e). 3DP will provide BMS with a password-protected internet based communication channel in order to share activity or other compound related data with BMS.

     2.2 Development of Active Compounds. BMS will conduct the preclinical and clinical tests as it deems appropriate for the commercial development of Active Compounds in the Field that are developed from Qualified Lead Compounds.

     2.3 Alternative Targets. BMS, through the JSMC, shall have the option to propose changing Targets, subject to mutual agreement of both Parties.

     2.4 Research Efforts. Each Party shall use good faith commercially reasonable and diligent efforts (as defined below) to perform its responsibilities for the Research Program as set forth in the Research Plan. BMS will provide funding to 3DP as set forth in the Existing Discovery Collaboration Agreement and in accordance with Section 3.1(g), which funding shall be used by 3DP solely to support qualified FTEs at 3DP as allocated pursuant to this Agreement to perform the Research Program. As used herein, the term "commercially reasonable and diligent efforts" shall mean, unless the Parties agree in writing otherwise, those efforts consistent with the exercise of prudent scientific and business judgment in accordance with industry standards, as applied by each Party, respectively, to other of its programs of similar scientific and commercial potential.

     Throughout the term of this Agreement, including any extensions thereof, 3DP shall assign the number of FTE qualified scientists specified in the Research Plan to perform the work set forth in the Research Plan. The mixture of education and experience of such FTEs shall be appropriate to the scientific objectives of the Research Program and 3DP shall provide reasonable aggregated information about the composition of such FTEs to the JSMC upon request. In the event that BMS has reasonable concerns regarding the staffing of the Research Program by 3DP, such concerns shall be communicated to and discussed by the JSMC. The JSMC may make recommendations to 3DP regarding such Research Program staffing concerns for 3DP's consideration.

     Other than the research funding provided by BMS to 3DP under the Existing Discovery Collaboration Agreement and in accordance with Section 3.1(g), and except as otherwise specifically agreed in writing by 3DP and BMS, each Party shall be responsible for all costs and expenses it incurs in its performance of the Research Program.

     2.5 3DP's Disclosure of Results; Reports; Progress Meetings. The results of all work performed by the Parties as part of the Research Program shall be disclosed to the other Party as soon as practical after such results are obtained. The Parties will exchange at a minimum quarterly written reports (with copies to the JSMC) presenting a meaningful summary of the work performed on the Research Program. Progress with respect to the Research Plan milestones and goals shall be included in the report. In addition, on reasonable request by BMS, 3DP will make presentations of its activities under this Agreement to inform BMS of the details of the work done under this Agreement. To better facilitate communication and collaboration between the Parties, scientists from 3DP and BMS who are conducting work relating to the collaboration will meet monthly in a manner convenient to all attendees to discuss the progress of the Research Program. Such research team meetings should be scheduled as on-site meetings with appropriate attendees from 3DP and BMS. As provided in Article 6, know-how and other information regarding the Research Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted under this Agreement. Within 30 days following the end of each calendar quarter, the Parties shall each exchange and provide to the JSMC a written report summarizing in reasonable detail the work performed by it under the Research Program during the preceding calendar quarter.

     2.6 BMS's Disclosure of Efforts. Following the end of the Research Program, for so long as BMS undertakes development or commercialization activities with respect to Active Compounds or Licensed Products, BMS shall provide 3DP with periodic reports summarizing such activities.

Article 3. RESEARCH PROGRAM GOVERNANCE

     3.1 Joint Steering and Management Committee. 3DP and BMS agree that the Joint Steering and Management Committee established under the Existing Discovery Collaboration Agreement shall, in addition to its responsibilities under the Existing Discovery Collaboration Agreement, be responsible for:

     (a). Adopting, reviewing and amending the Research Plan to implement the Research Program, subject to BMS approval. The Research Plan for the Target agreed to by the Parties is described in Appendix A.

     (b). Monitoring the progress of research in the Research Program.

     (c). Proposing any change in Target selection, such change being subject to mutual agreement of the Parties.

     (d). Agreeing on and adopting criteria for the designation of Qualified Lead Compounds and Active Compounds.

     (e). Selecting Qualified Lead Compounds to be advanced for secondary in vitro and in vivo biological testing.

     (f). Reviewing and approving publications and other public disclosures related to the subject matter of the Research Program.

     (g). From time to time, reviewing and determining the allocation of the
          [*                    *] FTEs specified in the Existing Discovery
          Collaboration Agreement, as between the Research Program and the Existing Discovery Program; such FTEs to be allocated optimally between the Research Program and the Existing Discovery Program to maximize the benefits to both Parties, given the available resources. Until changed by a decision of the JSMC, the initial allocation of
          FTEs to the Research Program shall be [*                 *] FTEs.

     (h). Reviewing and determining whether the mechanism of action for a compound's intended therapeutic, prophylactic or diagnostic effect has been demonstrated as binding to and modulating the activity of the Target, for purposes of satisfying the definition of "Directly Modulates".

     (i). Any other matter as may be mutually agreed from time to time.

     3.2 JSMC Governance. As to the activities contemplated under this Agreement and the allocation of FTEs to the Research Program, the terms of Sections 4.1, 4.3, 4.4 and 4.6 of the Existing Discovery Collaboration Agreement shall apply to the JSMC; provided however, in the event, under Section 4.4 of the Existing Discovery Collaboration Agreement, the specified officers of 3DP and BMS cannot reach agreement within fifteen (15) days after a matter is referred to them for resolution, to the extent such matter pertains to reallocating FTEs between the Research Program and the Existing Discovery Program under Section 3.1(g), then no change in the number of FTEs shall become effective without the approval of 3DP, which approval shall not be unreasonably withheld or delayed; and provided further, that in the event formal dispute resolution is called for under such Section 4.4 of the Existing Discovery Collaboration Agreement relating to a deadlock of the JSMC under this Agreement, then the dispute resolution provisions of Article 12 of this Agreement shall apply. It is the intent of the Parties to allocate the work being performed by the FTEs to allow for the performance of all aspects of the Research Program and of the Existing Discovery Program in a manner that is equitable to both Parties.

        3.3 Management of Matters Outside the Jurisdiction of the JSMC. Matters outside the scope of the Research Program are internal to each Party and are not under the purview of the JSMC. Such matters include, but are not limited to the following: internal personnel policies and programs, budgeting, finance, commercial and marketing strategies, and business decisions. However, the Parties agree to communicate with each other promptly on those matters which, while outside the scope of the Research Program, nevertheless may reasonably be expected to influence the conduct or term of this Agreement or the intended commercialization of any Qualified Lead Compounds under this Agreement.

Article 4.   FINANCIAL TERMS

        4.1 Milestone Payments. BMS agrees to make milestone payments as set forth below upon the first occurrence of each milestone event for each Research Compound and Derivative Compound. Subject to the conditions set forth below, the milestone payments as set forth below shall be paid only one time for each Research Compound or Derivative Compound (regardless, for example, of the number of clinical trials conducted and NDA approvals obtained for that particular Research Compound or Derivative Compound). The applicable milestone payments due
for any Derivative Compound shall be [*     *] of the milestone payment amounts
set forth below (such reduction shall be noted with an asterisk (*) below):

        (a).     [*      *] upon each determination that a Research Compound or
                 Derivative Compound* is an Active Compound, as determined in the sole discretion of BMS. (For example, as of the Effective Date, such determination for purposes of achievement of this milestone would documented by BMS as an Early Candidate Nomination, or ECN, but in the future may be referred to by some other designation);

        (b).     [*      *] upon the first initiation of a Phase I clinical
                 trial (or its equivalent or non-U.S. counterpart) for each Research Compound or Derivative Compound*;

        (c).     [*      *] upon the first initiation of a Phase III clinical
                 trial (or its equivalent or non-U.S. counterpart) for each Research Compound or Derivative Compound*;

        (d).     [*     *] upon the first filing of an NDA for each
                 Research Compound or Derivative  Compound*;

        (e).     [*     *] upon the first approval of an NDA for each
                 Research Compound or Derivative Compound*.

The milestone payments under (a) and (b) above shall be subject to both of the following conditions: (1) The total amount of milestone payments under (a) and
(b) above for all Research Compounds and Derivative Compounds shall in no event
exceed [*     *]; and (2) For all Research Compounds and Derivative Compounds,
all milestone payments under (a) and (b) above after the first payment of each such milestone shall be deferred until the initiation of a Phase II clinical trial (or its equivalent or non-U.S. counterpart) for any Research Compound or Derivative Compound.

        4.2 Royalty on Net Sales of Licensed Products. BMS agrees to pay a quarterly royalty based on Net Sales of Licensed Derivative Products and Licensed Research Products. Royalty payments shall be due within sixty (60) days of the end of each calendar quarter in which applicable Net Sales are generated.

        (a).     The applicable royalty rate for Licensed Derivative Products
                 shall be [*      *] on annual Net Sales of Licensed Derivative
                 Products below [*      *] on annual Net Sales of Licensed
                 Derivative Products between [*      *] and [*      *]; and
                 [*      *] on annual Net Sales of Licensed Derivative Products
                 above [*      *].

        (b).     The applicable royalty rate for Licensed Research Products
                 shall be [*      *] on annual Net Sales of Licensed Research
                 Products below [*      *] ; [*      *]on annual Net Sales of
                 Licensed Research Products  between [*      *] and [*      *];
                 and [*      *] on annual Net Sales of Licensed Research
                 Products above [*      *].

In each calendar quarter of any calendar year, BMS shall pay 3DP royalties based on Net Sales for such calendar quarter calculated on an annualized basis. Following the end of the calendar year, BMS shall provide a reconciliation pursuant to Section 4.6 of the actual royalties due and royalties that have been paid.

        4.3 Royalty Period. The royalty payments set forth above shall be payable for each Licensed Product on a product-by-product and country-by-country basis from the time of First Commercial Sale of such Licensed Product in such country until the later of (i) 10 years from the time of First Commercial Sale of such Licensed Product in such country or (ii) until the last to expire Patent containing a Valid Claim that covers the making, using, or selling of such Licensed Product in such country.

        4.4 Royalty Conditions. The royalties under this Article shall be subject to the following conditions:

        (a). that only one royalty shall be due with respect to the same unit of Licensed Product;

        (b). that no royalties shall be due upon the sale or other transfer among BMS, its Affiliates or licensees, but in such cases the royalty shall be due and calculated upon BMS's or its Affiliate's or licensee's Net Sales of Licensed Product to the first independent Third Party; and

        (c). notwithstanding the above royalty rates, upon BMS's request, the Parties agree to discuss in good faith a reduction of such royalty rate in any given country in the event the available patent protection materially decreases the commercial viability of a Licensed Product under such royalty rate.

        4.5 Third Party Patents. In the event that during the term of the royalty obligation for a Licensed Research Product under this Article IV, a Third Party shall control a patent or patents in any country covering the sale of such Licensed Research Product, and in the reasonable judgment of BMS, it would be impractical or impossible for BMS (or its Affiliates or licensees or sublicensees) to continue to sell such Licensed Research Product without obtaining a royalty bearing license from such Third Party, then BMS shall be entitled to a credit against the royalties due hereunder with respect to such
country in an amount equal to [*      *] of the royalty paid to such Third
Party, said credit not to exceed [*     *] of the royalty otherwise due under
this Agreement, arising from the sale of such Licensed Research Product in said country. However, the foregoing royalty credit shall only be available when the total royalty obligation owed by BMS (or its Affiliates or licensees or
sublicensees) to unaffiliated Third Parties exceeds [*     *] of Net Sales of
such Licensed Research Product and shall only be available in the calendar quarter for which the royalties are paid to the Third Party. Notwithstanding anything else to the contrary in this Section 4.5, in no event shall any
royalty due on a Licensed Research Product fall below [*     *] of Net Sales of
such Licensed Research Product.

        4.6 Mode of Payment. All payments to 3DP hereunder shall be made by wire transfer of United States Dollars in the requisite amount to such bank account as 3DP may from time to time designate by notice to BMS. Milestone payments shall be made within 45 days of occurrence of the relevant milestone event and royalty payments for a given calendar quarter shall be made within 45 days following the end of the calendar quarter. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on 3DP), fees or charges, to the extent applicable. For purposes of computing royalty payments for Net Sales made outside of the United States, such royalties shall be converted into U.S. Dollars, by applying the rate of exchange as used by BMS's global accounting system which reflects the average exchange rate for the applicable payment period.

        Within 90 days of the end of each full calendar year after the First Commercial Sale, BMS shall deliver to 3DP a true accounting of Net Sales during that calendar year and shall at

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

that time inform 3DP of any reconciliation between the royalties paid that year on the basis of annualized Net Sales and the royalties actually owed on the basis of actual Net Sales. Reconciliation for the first partial calendar year after the First Commercial Sale shall be based on annualized sales during that first partial calendar year. Overpayments shall be credited against royalties owed for the succeeding calendar quarter. Underpayments shall be paid up within 45 days of the end of the calendar quarter following the delivery of such accounting to 3DP.

        In case of any delay in payment by BMS to 3DP, interest on the overdue payment shall accrue at an annual interest rate equal to the prime rate as reported in The Wall Street Journal, as determined for each month on the last business day of that month, assessed from the day payment was initially due. The foregoing interest shall be due from BMS without any special notice.

        4.7 Records Retention. With respect to any products for which royalties are due pursuant to Section 4.2, BMS and its Affiliates and any licensees or sublicensees shall keep records, for two years following each calendar year for which royalties are owed, of such Net Sales in sufficient detail to confirm the accuracy of the royalty calculations hereunder. At the request of 3DP, BMS shall permit, and shall require its Affiliates and any licensees or sublicensees to permit, an independent certified accountant of nationally recognized standing appointed by 3DP and reasonably acceptable to BMS, at reasonable times and upon reasonable notice, to examine these records solely to the extent necessary to verify such calculations. Such investigation shall be at the expense of 3DP
unless it reveals a discrepancy in [*      *] favor of more than [*      *], in
which event it shall be at BMS's expense.

        4.8 Taxes. The Party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall: (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within 60 days following such payment.

Article 5.   EXCLUSIVITY, OWNERSHIP AND LICENSE OF RIGHTS

        5.1 Exclusivity. Except in the case of early termination by BMS under
Section 9.2 or by 3DP under Section 9.3, during the period of time beginning on
April 15, 2002 and continuing until [*      *] after the termination or
expiration of this Agreement 3DP shall work exclusively with BMS, and shall not work independently of BMS, either alone or with any Third Party, with respect to (i) the modeling, design, synthesis, screening and testing of compounds that Directly Modulate the Target, and (ii) the screening and testing of compounds in assays to detect compounds that Directly Modulate the Target.

        5.2 Ownership of Research Compounds and Derivative Compounds; License Grant to BMS Under 3DP Patents. BMS shall solely own all Research Compounds and Derivative Compounds to the extent not covered by Valid Claims of 3DP Patents in existence prior to April 15, 2002 or that result from research undertaken by 3DP independently of the Research Program. In the case where any Research Compound, Derivative Compound or Licensed Product is covered or claimed in a 3DP Patent in existence prior to April 15, 2002 or a 3DP Patent that arose from research independently of the Research Program, 3DP hereby grants to BMS a fully paid up, worldwide, exclusive license, with right to sublicense, in the Field under such patent to develop, make, have made, use, sell, offer for sale, have sold, import and have imported such Research Compound, Derivative Compound or Licensed Product, as the case may be, provided that 3DP is not contractually prohibited under a written agreement with a Third Party from granting such an exclusive license. In the event that 3DP is so contractually prohibited from granting such an exclusive license, 3DP shall grant to BMS as broad a scope of license as it is permitted (for example, a non-exclusive license) and 3DP shall use its commercially reasonable efforts to assist BMS in securing for the benefit of BMS all necessary or useful rights from such Third Party under such 3DP Patents on reasonable terms and conditions and in the most efficient manner possible under the circumstances. Each Party shall pay its own legal fees and other costs incurred by it in connection with such negotiations. BMS shall pay all license fees incurred by 3DP and BMS in the obtainment of such license and otherwise under the terms of such license agreement.

        5.3 Right of Negotiation [*      *] After Termination of the Research
Program. After a period of [*      *] following termination of the Research
Program, then upon receipt of notice from 3DP specifically citing this Section
5.3 and enclosing a copy of this Agreement, BMS and 3DP shall enter into good faith negotiations regarding the licensing of some or all rights to any compound(s) covered by Research Program Patents owned by BMS other than any compound being developed by BMS or with respect to which BMS has bona fida development plans or any analogs or other closely related compounds as determined by BMS in its reasonable business judgment to any of the foregoing. It is acknowledged by the Parties that this Section 5.3 in no way limits BMS's ability to enter into negotiations or to execute agreements with any Third Party regarding any such rights BMS may have at that time.

        5.4 Non-assertion by BMS. BMS agrees that it shall not assert against 3DP any BMS patent claim, including but not limited to claims in Research Program Patents, where (a) the patent claims priority of a patent application filed during the Research Program or within 18 months following termination of this Agreement and (b) the claim covers an invention which is an improvement or enhancement to the 3DP DirectedDiversity(R) Technology and such invention falls within the scope of the claims of those 3DP Patents specifically listed in
Section 1.29 and divisional, continuation or continuation-in-part applications thereof that are filed as of Effective Date.

        5.5 Grant-back of Rights to 3DP to Continue Drug Discovery and Development. BMS hereby grants back to 3DP a fully paid up non-exclusive license, without the right to sublicense, under the Research Program Patents owned by BMS to undertake drug discovery and development efforts relating to any compound for its own behalf and on behalf of any Third Party outside of the Field, provided however, this license shall not extend any right whatsoever to sell or transfer in any manner, including without limitation in exchange for any monetary consideration or any other commercial gain, any compound or product covered or claimed by any Research Program Patent; provided further, that (1) as to screening of compounds in 3DP libraries as of the Effective Date or thereafter or screening of compounds provided by a Third Party to 3DP prior to or subsequent to the Effective Date, such license shall become effective upon the Effective Date, and (2) as to all other activities contemplated by this
Section 5.5, such license shall become effective one year after the expiration or termination of the Research Program.

        5.6 Right of Negotiation Upon Ceasing Substantially All Activities. If at any time after the expiration or termination of the Research Program BMS ceases substantially all discovery, development, and commercialization efforts undertaken by it or a Third Party on its behalf in connection with all Research Compounds, all Derivative Compounds, all compounds covered by the Research Program Patents, and all compounds which Directly Modulate the Target, then upon receipt of notice from 3DP specifically citing this Section 5.6 and enclosing a copy of this Agreement, BMS and 3DP shall enter into good faith negotiations regarding the licensing of all or a portion of the rights BMS has at that time to undertake the same in order for 3DP to continue such discovery development and commercialization efforts. It is acknowledged by the Parties that this
Section 5.6 in no way limits BMS's ability to enter into negotiations or to execute agreements with any Third Party regarding any such rights BMS may have at that time.

Article 6.   CONFIDENTIAL INFORMATION

        6.1 Confidentiality Obligations. The Parties agree that (i) during the period of time beginning on April 15, 2002 and continuing until 10 years after the term of this Agreement, either Party (a "Receiving Party") that pursuant to this Agreement (a) receives Confidential Information from the other Party (a "Disclosing Party") prior to or during the term of this Agreement or within three years following the end of the term of this Agreement or (b) discovers or develops Confidential Information in the conduct of the Research Program or within the one year following the expiration or termination of the Research Program, and (ii) for as long as BMS is developing or commercializing any Research Compound, Derivative Compound, Qualified Lead Compound, Active Compound or Licensed Product and for two years thereafter, either Party (a "Receiving Party") that, pursuant to but more than 3 years after the term of this Agreement, receives Confidential Information from the other Party (a "Disclosing Party") that relates to the development, manufacturing or marketing of any Research Compound, Derivative Compound, Qualified Lead Compound, Active Compound or Licensed Product, shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) any such Confidential Information, except to the extent that it can be established by such Receiving Party that such Confidential
Information:

        (a). was already known to such Receiving Party, other than under an obligation of confidentiality with the other Party;

        (b). was generally available to the public or otherwise part of the public domain at the time of its disclosure or development;

        (c). became generally available to the public or otherwise part of the public domain after its disclosure or development and other than through any act or omission of the Receiving Party in breach of this Agreement;

        (d). was subsequently lawfully disclosed to the Receiving Party by a Third Party;

        (e). can be shown by written records to have been independently developed by the Receiving Party without reference to the Confidential Information received from the Disclosing Party, without reference to the Confidential Information developed by either Party as part of the Research Program, and without breach of any of the provisions of this Agreement; or

        (f). the other Party has specifically agreed in writing that the Receiving Party may disclose and/or use.

        6.2  Written Assurances and Permitted Uses of Confidential Information.

        (a). Each Party shall inform its employees and consultants who perform substantial work on the Research Program, of the obligations of confidentiality specified in Section 6.1 and all such persons shall be bound by the terms of confidentiality set forth therein.

        (b). The Receiving Party may disclose Confidential Information to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction, provided however, that in such case the Receiving Party shall immediately give notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy from said court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

        (c). To the extent it is reasonably necessary or appropriate to fulfill its obligations and exercising its rights under this Agreement, either Party may disclose Confidential Information to its Affiliates, licensees and sublicensees on a need-to-know basis on condition that such Affiliates, licensees and sublicensees agree to keep the Confidential Information confidential for the same time periods and to the same extent as the Parties are required to keep the Confidential Information confidential under this Agreement.

        (d). BMS or its licensees and 3DP may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents covering any Research Compound, Derivative Compound or Licensed Product or authorizations to conduct clinical trials with and to commercially market any Licensed Product.

        (e). The obligations of confidentiality and non-use set forth in
Section 6.1 shall not apply to and shall not limit BMS's disclosure or use in any manner whatsoever of any Confidential Information (1) disclosed by BMS to 3DP, (2) discovered or developed by BMS, or (3) which is a Research Compound, Derivative Compound, Qualified Lead Compound, Active Compound Licensed Product, or any research result or data associated with any of the foregoing (including without limitation structure/activity data).

        (f). The obligations of confidentiality and non-use set forth in
Section 6.1 shall not apply to and shall not limit 3DP's disclosure or use of Confidential Information to the extent such disclosure or use is reasonably necessary for 3DP's exercise of rights and obligations conferred and undertaken under this Agreement; provided however, the expiration of the exclusivity provisions set forth in Section 5.1, shall not give rise to any right of 3DP to disclose or use Confidential Information in the Field.

        (g). The existence and the terms and conditions of this Agreement which the Parties have not specifically agreed to disclose pursuant to this Section
6.2 shall be treated by each Party as Confidential Information of the other
Party.

        (h). If a Party is required to make any disclosure of the other Party's Confidential Information, it will give at least 30 days written, advance notice to the latter Party of such disclosure requirement. If a Party is required to disclose Confidential Information to comply with applicable laws or governmental regulations, including but not limited to submitting information to tax authorities or to comply with any discovery or similar request for production of documents in litigation or similar alternative dispute resolution proceedings, such Party may make such disclosure, provided it gives prompt notice to the other Party, and provided it makes all reasonable efforts to comply with all administrative or other procedures or to establish a reasonable protective or similar order under which the confidential nature of the information will be maintained.

        6.3 Permitted Disclosures for Business Development Purposes. Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, 3DP may describe the financial terms of this Agreement in confidence, in connection with capital raising or financing activities, or in connection with a potential acquisition of 3DP, provided however, that any such recipient of such disclosure shall agree in writing to keep such terms confidential for the same time periods and to the same extent as 3DP is required to keep Confidential Information confidential under this Agreement. Furthermore, BMS acknowledges that 3DP may be obligated to disclose terms of this Agreement and make public a copy of this Agreement in the event it becomes a public company as required by applicable U.S. law; provided however, that the terms and copy of this Agreement shall be redacted such that the extent of any such disclosure shall be limited to that which in the opinion of 3DP's legal counsel is legally required to be disclosed.

Article 7.    PATENTS AND INTELLECTUAL PROPERTY

        7.1  Title to Patents.

        (a). Subject to the other provisions of this Agreement, all Research Program Patents shall be solely owned by BMS, if they claim or cover: (1) any Research Compound; (1) any Derivative Compound;
               (3) any Qualified Lead Compound; (4) any Active Compound; or (5) any Licensed Product. All other Research Program Patents shall be individually or jointly owned, depending upon inventorship. Inventorship will be determined under U.S. patent law. Joint ownership means that each Party shall have an undivided one-half interest without an obligation of accounting to the other.

     (b). In accordance with the grant of rights under this Agreement, all employees and consultants who are inventors on any patents arising under work carried out under the Research Program shall assign to such Party or Parties all inventions made by such persons during the conduct of the Research Program.

     7.2  Filing of Patent Applications and Expenses.

     (a). BMS has the right but not the obligation to pursue and maintain Research Program Patents that it solely owns, at its own cost. 3DP has the right but not the obligation to pursue and maintain Research Program Patents that it solely owns, at its own cost.

     (b). Where there is co-ownership of any Research Program Patents, the Parties will decide who is in the best position to file and pursue patent applications, shall regularly provide each other with copies of all filings and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment. The costs of prosecuting and maintaining patent applications that are jointly owned shall be borne by the filing and maintaining Party.

     7.3  Enforcement of Patents.

     (a). If either Party considers that a Valid Claim of any of the Research Program Patents claiming the manufacture, use or sale of any Active Compound or any Licensed Product is being infringed by a Third Party, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. BMS shall have the right but not the obligation, at it own expense, to attempt to remove such infringement by commercially appropriate steps, including without limitation a lawsuit. If required by law, 3DP shall join such suit as a party, at BMS's expense. In the event BMS fails to take commercially appropriate steps with respect to such infringement within six months following notice of such infringement, 3DP shall have the right to do so at its expense, provided that BMS shall not be required to enforce such Research Program Patents against more than one entity or in more than one country at any one time.

     (b). BMS shall pay 3DP [*               *] of any amounts recovered by BMS
          pursuant to subsection (a), above, whether by settlement or judgment. If 3DP enforces such patents pursuant to subsection (a), then any amounts recovered by 3DP shall be retained by 3DP.

     (c). The Party not enforcing the Research Program Patents pursuant to subsections (a) above, shall provide reasonable assistance to the other Party, including without limitation providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the other Party.

     (d). If either Party considers that a Valid Claim of any of the jointly owned Research Program Patents other than those Research Program Patents covered by subsections (a) above, is being infringed by a Third Party, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. The Parties agree to discuss in good faith the enforcement of any such jointly owned Research Program Patents. If such Patents are enforced by either Party, the Party not enforcing such Research Program Patents shall provide reasonable assistance to the other Party, including without limitation providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the other Party.


Article 8. INDEMNIFICATION

     8.1 Indemnification by BMS. BMS shall indemnify, defend and hold 3DP and its agents, employees and directors (the "3DP Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including without limitation reasonable attorneys' fees) arising out of Third Party claims or lawsuits related to (a) BMS's performance of its obligations under this Agreement; or (b) the development, manufacture, use or sale of Research Products, Derivative Products, Qualified Lead Compounds, Active Compounds, or Licensed Products by BMS and its Affiliates, sublicensees, distributors and agents, except to the extent such claims or suits result from the material breach of any of the provisions of this Agreement, gross negligence or willful misconduct by the 3DP Indemnitees.

     8.2 Indemnification By 3DP. 3DP shall indemnify, defend and hold BMS and its agents, employees and directors (the "BMS Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including without limitation reasonable attorneys' fees) arising out of Third Party claims or lawsuits related to 3DP's performance of its obligations under this Agreement, except to the extent that such claims or suits result from the material breach of any of the provisions of this Agreement, gross negligence or willful misconduct by the BMS Indemnitees.

     8.3 Procedure. Any of the 3DP Indemnitees or BMS Indemnitees, as the case may be, (the "Indemnitee") that intends to claim indemnification under this
Article 8 shall promptly notify the other Party, BMS or 3DP as the case may be, (the "Indemnitor") in writing of any liability, damage, loss, cost and/or expense (including reasonable attorneys' fees) arising out of claims or lawsuits in respect of which the Indemnitee intends to claim such indemnification, and shall permit the Indemnitor to assume direction and control of the defense of the claim (including the selection of counsel, reasonably acceptable to the Indemnitee, and the right to negotiate a settlement, at the discretion of the Indemnitor, provided that such settlement does not impose any material obligation or detriment on the Indemnitee), and shall cooperate as requested (at the expense of the Indemnitor) in the defense of the claim; provided however, that an

Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by such Indemnitee. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 8. At the Indemnitor's request, the Indemnitee under this Article 8, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any loss covered by this indemnification and provide true, correct and complete information with respect thereto.

Article 9. TERM AND TERMINATION

     9.1 Term. This Agreement shall commence upon the Effective Date and continue until it expires on July 7, 2003, unless extended by mutual agreement of the Parties or terminated prior to such date.

     9.2 Termination of the Research Program Without Cause. BMS may terminate this Agreement upon 90 days advance written notice.

     9.3 Termination for Breach. The failure by a Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. If such default is not cured within 60 days after the receipt of such notice, or if by its nature such default could not be cured within 60 days and a cure is not effectuated within an additional 60 days, then the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement, provided however, that such termination shall be stayed in the event that, (i) during the initial 60 day period, the Party alleged to have in good faith and upon a reasonable basis been in default shall have initiated arbitration in accordance with Section 12.1, below, contesting the occurrence of the alleged default and/or whether it is sufficiently material to permit termination of this Agreement, and (ii) such Party shall diligently and in good faith cooperate in the prompt resolution of such arbitration proceedings. The foregoing stay shall expire on the date the arbitrators issue their decision. If the arbitrators determine that a default occurred which was not cured within the relevant cure period, and that such default was sufficiently material to justify termination of this Agreement, the termination shall be immediately effective. Otherwise, the notice of termination shall be ineffective and this Agreement shall continue in full force and effect. The foregoing shall not limit any other rights or remedies that may be available to the terminating Party on account of the alleged breach, including, without limitation, the right to seek damages.

     9.4 No Waiver. The right of a Party to terminate this Agreement, as provided in Section 9.3, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

     9.5  Insolvency or Bankruptcy.

     (a). Either Party may, in addition to any other remedies available by law or in equity, terminate this Agreement by written notice to the other Party in the event the latter Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for 90 days undismissed, unbonded and undischarged.

     (b). All rights and licenses granted under or pursuant to this Agreement by BMS or 3DP are, and shall otherwise be deemed to be, for purposes of
          Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "Intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Parties under the U.S. Bankruptcy Code, the Parties hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceedings elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by a nonsubject Party.

     9.6 Consequences of Termination. Upon the termination or expiration of this Agreement, each Party shall promptly return all records and materials relevant to the Research Program in its possession or control containing the other Party's Confidential Information and to which the former Party does not retain rights hereunder. Upon termination of this Agreement, all remaining records and materials in its possession or control containing the other Party's Confidential Information and to which the former Party does not retain rights hereunder shall promptly be returned. Upon the termination of this Agreement pursuant to Section 9.2 or by 3DP pursuant to Section 9.3, BMS's obligation under the Existing Discovery Collaboration Agreement to fund the FTEs shall continue and not be reduced, regardless of the number of FTEs then allocated to the Research Program.

     9.7 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Article 1, Section 2.6, Articles 4 - 8, Sections 9.3, 9.4, 9.6,
9.7 and Articles 10 - 13 shall survive any expiration or termination of this Agreement.

Article 10. DEVELOPMENT, REGULATORY AND COMMERCIALIZATION RESPONSIBILITIES

     10.1 Development, Regulatory and Commercialization Responsibilities. BMS shall be responsible for all development, regulatory filings and related submissions that are made in connection with the commercialization of Licensed Products, and all commercialization activities with respect to Licensed Products, and shall do so at BMS's sole discretion and expense, subject to
Section 11.2.

Article 11. REPRESENTATIONS AND WARRANTIES

     11.1 Authority. Each Party represents and warrants that it has the full right, power and authority to execute, deliver and perform this Agreement.

     11.2 Commercially Reasonable Efforts. BMS represents and warrants that it will use good faith commercially reasonable and diligent efforts to develop and to commercialize Active Compounds and Licensed Products, consistent with sound business judgment.

     11.3 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.

     11.4 No Existing Third Party Rights. The Parties represent and warrant that their obligations under this Agreement are not encumbered by any rights granted by either Party to any Third Parties, which are or may be inconsistent with the rights and licenses granted in this Agreement.

     11.5 Continuing Representations. The representations and warranties of each Party contained in this Article 11 shall survive the execution and delivery of this Agreement and shall remain true and correct at all times during the term of this Agreement with the same effect as if made on and as of such later date.

     11.6 No Warranty as to Commercial Success. 3DP makes no warranty that its efforts under this Agreement will result in the successful identification, development or commercialization of a Licensed Product.

     11.7 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER, EXPRESS OR IMPLIED, AS TO ANY MATTER COVERED BY THIS AGREEMENT, AND

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

EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     11.8 No Rights to Third Parties. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their legal representatives, successors and assigns, and they shall not be construed as conferring any rights to any Third Party.

Article 12. DISPUTE RESOLUTION

     12.1 Dispute Resolution. Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

     (a) Both Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning the terms of this Agreement. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, both Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis which takes into account the precise subject and nature of the dispute.

     (b) If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to the process described above, then the Parties agree to refer the matter to a panel consisting of the Chief Executive Officer of 3DP and the Senior Vice President of Early Discovery and Applied Technology for BMS, or a comparable position selected by either Party from time to time, for review and a non-binding resolution. A copy of the terms of this Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to both such officers or their designees who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

     (c) If the matter has not been resolved utilizing the foregoing process, and the Parties are unwilling to accept the non-binding decision of the indicated panel, either or both Parties may elect to pursue definitive resolution through binding arbitration, which the Parties agree to accept in lieu of litigation or other legally available remedies (with the exception of injunctive relief where such relief is necessary to protect a Party from irreparable harm pending the outcome of any such arbitration proceeding). Binding arbitration shall be settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a panel of three arbitrators chosen in accordance with these Rules. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to the conflicts of laws provisions of Delaware. The arbitration will be held in Wilmington, Delaware. Judgment upon the award rendered may be entered in any court having jurisdiction and the Parties hereby consent to the said jurisdiction and venue, and further irrevocably waive any objection which either Party may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceeding shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction.

Article 13. MISCELLANEOUS PROVISIONS

     13.1 Entire Agreement of the Parties. This Agreement and its Appendices constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of this Agreement and cancels and supersedes any all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.

     13.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     13.3 Binding Effect. This Agreement and the rights granted herein shall be binding upon and shall inure to the benefit of 3DP, BMS and their successors and permitted assigns.

     13.4 Assignment. This Agreement may be assigned by either Party in connection with the sale or transfer of substantially all of its assets that relate to this Agreement, or in the event of its merger or consolidation or change of control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. If 3DP acquires, is acquired by, merges with or otherwise combines with a company that has substantial activities in the Field and is a significant competitor of BMS, BMS may require 3DP to take reasonable actions necessary to ensure that any of BMS's Confidential Information, trade secrets or proprietary information is not disclosed to personnel within such company directly involved in such competitive activities.

     13.5 No Implied Licenses. No rights to any Patents, know-how or technical information, or other intellectual property rights, other than as explicitly identified herein, are granted or deemed granted by this Agreement. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

     13.6 No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

     13.7 Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement.

     13.8 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute 3DP or BMS as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any Third Party.

     13.9 Notices and Deliveries. Any formal notices, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation, or delivery by registered letter (or its equivalent) or delivery by certified overnight courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

          If to BMS:

          Bristol-Myers Squibb Company
          Route 206 & Province Line Road
          P.O. Box 4000
          Princeton, New Jersey 08543
          ATTN:  Vice President and Senior Counsel,
                   Pharmaceutical Research Institute

          If to 3DP:

          3-Dimensional Pharmaceuticals, Inc.
          Three Lower Makefield Corporate Center
          1020 Stony Hill Road
          Suite 300
          Yardley, Pennsylvania 19067
          ATTN:  Chief Executive Officer

               with a copy to:
                  Edward T. Lentz
                  Morgan Lewis & Bockius
                  1701 Market Street
                  Philadelphia PA 19103

     13.10 Public Announcements. The Parties shall consult with each other and reach mutual written agreement before making any public announcement concerning this Agreement or its subject matter. Notwithstanding the foregoing, the Parties may disclose the existence and general nature of this Agreement and may make disclosures for purposes of satisfying legal and regulatory requirements in accordance with Article 6; however, neither Party shall use the name of the other Party for promotional purposes.

     13.11 Headings. The captions to the sections and articles in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     13.12 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision(s), continues to provide the Parties with the same practical economic benefits as the Agreement containing said voided provision(s) did on the date of this Agreement. If, after taking into account said voided provision(s), the Parties are unable to realize the practical economic benefit contemplated on the date of this Agreement, the Parties shall negotiate in good faith to amend this Agreement to reestablish the practical economic benefit provided the Parties on the date of this Agreement.

     13.13 No Consequential Damages. Except as provided in Article 8, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE.

     13.14 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

     13.15 Advice of Counsel. BMS and 3DP have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

     13.16 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

     13.17 Existing Discovery Collaboration Agreement. The Existing Discovery Collaboration Agreement shall remain in full force and effect. This Agreement shall be deemed to amend the Existing Discovery Collaboration Agreement in accordance with section 14.6 thereof only to the limited extent necessary to effect the express provisions of this Agreement.

                                      * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

3 DIMENSIONAL                              BRISTOL-MYERS SQUIBB COMPANY
PHARMACEUTICALS, INC.

By:      ______________________            By:      ______________________

Name:    ______________________            Name:    ______________________

Title:   ______________________            Title:   ______________________

Appendix A -- Research Plan for BMS - 3DP Research Program on [*            *]

[* 1 entire page has been omitted pursuant to a confidential treatment request
*]

3. Patents and Publications

A process for the preparation, review, approval and submission of publications, both scientific manuscripts, presentations and patent applications, is required to clarify responsibilities within the collaboration.

..    Patent Review and Submission

     During the existence of the JSMC, all patent applications that are a product of the collaboration should follow the process described below:

     1. David Floyd (BMS) and Roger Bone (3DP) will define the patent scope for the patent attorneys.

     2. Patent attorneys from both companies determine inventorship.

     3. The JSMC reviews the progress of the committee and resolves disputes regarding claims, scope, inventorship, etc.

     4. BMS will prepare the applications for all Research Program Patents that it owns. 3DP will prepare the applications for all Research Program Patents that it owns.

..    Manuscript Preparation, Review and Submission

Both BMS and 3DP will benefit from publishing research resulting from the collaboration. During the Research Program, and within one year after the end of the Research Program, manuscripts describing the results of the Research Program are subject to the other Party's review and approval. There is an additional constraint if the research results relate to any Active Compound or any screens developed or used in the Research Program. In this case, if the publication is desired any time prior to launch of the relevant product, the publication is subject to the other Party's prior review and approval. There is also an absolute prohibition against publishing the subject matter of any patent application until after the publication date of such application, i.e., eighteen
(18) months after filing, unless otherwise mutually agreed by the Parties. The following process will be followed:

     1. Manuscripts are prepared by participating BMS and 3DP scientists. Disagreements with respect to content or authorship of the manuscript will be promptly referred to the JSMC.

     2. The JSMC reviews manuscript content, authorship, and acknowledgements and proposes to accept or reject the manuscript.

     3. David Floyd (BMS) and Roger Bone (3DP) secure legal review and approval.

     4. Author(s) submit for publication.

                                      -28-